Exhibit 99.1

November 1, 2013

Kelly Anderson
310 Fernando St., #407
Newport Beach, CA 92661

Re: Employment Offer with Ener-Core, Inc.

Dear Kelly,

We are pleased to extend an offer of employment from Ener-Core, Inc. with the title of Chief Financial Officer. With your acceptance of this offer, your employment with Ener-Core will begin half-time on November 15, 2013, and full-time on December 2, 2013. The details of this offer are as follows.

With your acceptance of this offer, you will become an employee and member of the executive team, reporting to the Chief Executive Officer as well as the President.

You will be compensated at the annual gross rate of $175,000 ($7,291.67 paid semi-monthly). Ener-Core will provide you with holidays and paid time off in accordance with the standard corporate policy. As a full-time employee at Ener-Core, you will be eligible to participate in the Ener-Core benefit program which provides a selection of medical, dental, vision and 401k options immediately upon the effective date of full-time employment with Ener-Core. Details of the benefit program and associated costs will be provided to you. You will be required to sign an application, Non-Disclosure Agreement (NDA) and Confidential Information and Invention Assignment Agreement before your start of employment.

In addition to our benefit program, you will be granted an option under the Company’s Stock Incentive Plan (the “Plan”) to purchase 1,000,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the common stock on the date that your employment commences.

Your vesting schedule shall be as follows: (i) 1/4 of the total number of shares will be granted after twelve months from the Effective Date, and (ii) 1/48 of the total number of shares will be granted after each month thereafter. A “Stock Option Agreement” signed by you and an officer of the Company will evidence your stock options.

In addition, you will be eligible to receive a one-time bonus of $50,000 if Ener-Core successfully raises $10,000,000 or more in a public offering of its common stock. To be clear, your eligibility to receive such bonus shall not be contingent upon your selling efforts, if any, of the shares offered in such public offering, or your level of success thereof, if any.

Under the Immigration Reform and Control Act (IRCA), our company is required to verify the identity and work authorization of all newly hired employees. Therefore, you will be required to complete the Department of Homeland Security form I-9 upon hire. Within three business days of beginning your employment, you will need to supply acceptable documentation (as note on the I-9 form) of your identity and work authorization. The form and acceptable documentation is in the Forms and Policy booklet.

9400 Toledo Way, Irvine, CA 92618	Telephone: 949-616-3300	Fax: 949-616-3399

OUR COMPANY ADHERES TO A POLICY OF EMPLOYMENT-AT-WILL WHICH ALLOWS EITHER PARTY TO TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME, FOR ANY REASON, WITH OR WITHOUT NOTICE.

This offer is contingent upon: 1) successful completion of your background check, and 2) your successful completion of a pre-employment drug screening.

If you accept this offer of employment, you will begin employment on November 15, 2013. If you have any questions concerning the above details, please contact me at 312-623-6322.

To accept this offer of employment and to authorize placing you on the Ener-Core payroll, please (1) sign and date this letter in the spaces provided below; (2) sign and date the separately provided Application; (3) sign and date the separately provided NDA ; (4) sign and date the separately provided Confidential Information and Invention Assignment Agreement; and return them to me no later than November 4, 2013.

Sincerely,

/s/ Alain Castro

Alain Castro

Chief Executive Officer

Ener-Core, Inc.

ACCEPTANCE OF OFFER:

/s/ Kelly Anderson
Kelly Anderson

9400 Toledo Way, Irvine, CA 92618	Telephone: 949-616-3300	Fax: 949-616-3399